EXHIBIT 10(p)(iii)

HARRIS CORPORATION

HOWARD L. LANCE	1025 West NASA Boulevard
Chairman, President and	Melbourne, FL USA 32919
Chief Executive Officer	phone 1-321-724-3900

www.harris.com
July 30, 2008
Timothy Thorsteinson
59 Farnham Avenue West
Toronto, Ontario M4V1 H6
Canada
Subject: Second Addendum to January 23, 2007 Letter of Agreement
Dear Tim:
This will confirm our recent discussions, whereby we agreed that the terms of your January 23, 2007 Letter of Agreement and the December 5, 2007 addendum to that Letter of Agreement will be extended to June 30, 2009, except for the changes set forth below.
•	Positon: You will remain employed by Harris Canada Systems Inc. You will be president of Harris Corporation’s Broadcast Communications Business Unit, reporting directly to me.

•	Base Salary and Annual Incentive Plan (AIP): Your base salary will be CAD 552,200 and your AIP target will be CAD 399,000. Future increases to your base salary and AIP target will be subject to review by Harris’ Management Development and Compensation Committee.

•	Benefits: This will confirm that, due to your U.S. citizenship and job duties, you, your wife and your children will be eligible for medical and dental benefits while you are in the U.S. Coverage will be pursuant to the terms of Harris’ medical and dental plans, but you will not be required to make any payments or have any deductions taken from your pay for this coverage. With this limitation, you expressly disclaim entitlement to all other Harris Corporation U.S. benefits.

•	Compliance with Section 409A: If, at the time of your separation from service within the meaning of Section 409A, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), and if any payment or benefit to which you become entitled under this Second Addendum to the January 23, 2007 Letter of Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i), then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (i) six months and one day after your separation from service, and (ii) your death, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid or provided but for the application of this subparagraph.
assuredcommunications

Tim, I look forward to continuing our working relationship as we grow the company. If you have any questions, please contact me or Jeff Shuman.
Sincerely,
/s/ Howard L. Lance
Howard L. Lance
Accepted:

/s/ Timothy Thorsteinson Timothy Thorsteinson (Signature)

8/1/08 Date